Exhibit 10.2
Daniel F. Rindos
30 Nutmeg Drive
Trumbull, Connecticut 06611
(203) 543-0833

September 26, 2006

Susan Kuhlman, Secretary
Kuhlman Company / SK2, Inc
701 North Third Street
Minneapolis, Minnesota 55401

Dear Susan,

Please accept this letter as my notice of resignation from the Board of Directors of the Kuhlman Company. It is with regret that I feel forced to take this action but feel that my input and effort as a member of the board has not produced the desired outcome. I feel comfortable with knowledge that I did the very best job I was capable of in representing the shareholders and doing all within my power to guide the company toward a stable and profitable operation.

I wish you and all the other members of the company good luck in the ongoing operations, and thank you personally for all your hospitality on my visits.

Sincerely,

Daniel F. Rindos

Cc;	Scott Kuhlman Luis Padilla Jon Sabes Chris Larsen David Ferris